Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181980

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2012

Prospectus Supplement

(To Prospectus dated June 22, 2012)

3,101,638 Shares

Ellie Mae, Inc.

Common Stock

We are offering 3,000,000 shares of common stock. Certain of our directors and executive officers are offering an additional 101,638 shares. We will not receive any of the proceeds from the sale of the shares to be offered by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “ELLI”. The last reported sale price of our common stock on the New York Stock Exchange on June 22, 2012 was $16.29 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-12 to read about factors you should consider before buying any shares.

	Per Share	Total
Offering Price	$	$
Discounts and commissions to underwriters	$	$
Offering proceeds to Ellie Mae, before expenses	$	$
Offering proceeds to selling stockholders, before expenses	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representations to the contrary is a criminal offense.

We have granted the underwriters the right to purchase up to 465,245 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus supplement. The underwriters expect to deliver the shares of common stock to investors on or about                     , 2012.

Joint Book-Running Managers

William Blair	JMP Securities

Needham & Company
Oppenheimer & Co.
D.A. Davidson & Co.
Wunderlich Securities

, 2012

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. None of we, the selling stockholders and the underwriters has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of we, the selling stockholders and the underwriters is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to, and updates information contained in, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated June 22, 2012, provides more general information about us and our common stock. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, our responsibility is only that such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus supplement and the offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement should inform themselves about and observe such restrictions. This prospectus supplement does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In this prospectus supplement, unless the context requires otherwise, the words “Ellie Mae,” “we,” “company,” “us” and “our” refer to Ellie Mae, Inc. and our wholly-owned subsidiaries.

Ellie Mae®, the Ellie Mae logo, Encompass®, Encompass360®, Ellie Mae Network™, Encompass Assured GFE™, Encompass CenterWise™, Encompass Closer™, Encompass Commissions™, Encompass Compliance Service™, Ellie Mae Docs™, Encompass Product and Pricing Service™, Ellie Mae Total Quality Loan™ Program, Datatrac®, Mavent® and the Mavent logo and other trademarks or service marks of Ellie Mae and its subsidiaries appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated herein are the property of Ellie Mae or its subsidiaries. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are the property of the respective holders.

Industry and Market Data

We obtained the industry and market data in this prospectus supplement, the accompanying prospectus and the incorporated documents from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, any projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering. This summary is not complete and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including information incorporated by reference, including our consolidated financial statements and the related notes incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein.

Company Overview

We provide business automation software for a large segment of the United States residential mortgage industry. Our on-demand software solutions help streamline and automate the process of originating and funding new mortgage loans, thereby increasing efficiency, facilitating regulatory compliance and reducing documentation errors.

Mortgage originators use our Encompass software, a comprehensive operating system that handles key business and management functions, in running a mortgage origination business. Mortgage originators use Encompass as a single tool for loan processing, marketing and customer communication, as well as to interact electronically with mortgage lenders, investors and service providers over the Ellie Mae Network.

We also offer Encompass users a variety of other on-demand services, including: Encompass Closer, which automatically prepares the disclosure and closing documents necessary to fund a mortgage; CenterWise, a bundled offering of electronic document management and websites used for customer relationship management; Encompass Compliance Service, which automatically checks for regulatory compliance throughout the origination process; tax transcript services which provide income verification capability to our customers; and Encompass Product and Pricing Service, which allows Encompass users to compare loans offered by different lenders and investors to determine the best product and price available to a particular borrower.

The Ellie Mae Network electronically connects approximately 60,000 mortgage professionals using Encompass to the mortgage lenders, investors and service providers integral to the origination and funding of residential mortgages. We estimate that over three million residential mortgage applications were initiated using Ellie Mae solutions, including Encompass, the Ellie Mae Network and Datatrac, in 2011. We believe this represented approximately one-third of the total U.S. residential mortgage market.

We were originally incorporated in California in August 1997. We reincorporated in Delaware in November 2009. Our principal executive offices are located at 4155 Hopyard Road, Suite 200, Pleasanton, CA 94588, and our telephone number is (925) 227-7000. Our website address is www.elliemae.com. Information contained on our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

Mortgage Industry Overview

Overview of Mortgage Origination Market

Mortgage origination is a big business. For each of the past ten years, approximately six million new residential mortgages aggregating at least $1 trillion per year were funded in the United States by a variety of

“mortgage originators.”1 Mortgage originators typically advise borrowers, process loan files, collect and verify the property and borrower data upon which lending decisions are based and, in the majority of cases, fund and close the mortgage loan. According to the Bureau of Labor Statistics, there were approximately 268,000 individuals engaged in originating residential mortgages across the United States at March 31, 2012.2 These individuals generally work for one of three categories of originators: mega lenders, other smaller mortgage lenders and mortgage brokerages.

•

Mega Lenders. There are approximately 20 mega lenders, which typically are large commercial banks that have both a retail channel in which they work directly with borrowers to originate loans and a wholesale channel in which they buy loans originated by other mortgage originators, such as mortgage banks, smaller lenders, credit unions and mortgage brokerages.

•

Mortgage Lenders. There are approximately 7,500 mortgage lenders other than mega lenders, including non-depository mortgage banks, smaller commercial banks, thrifts and credit unions. Mortgage lenders source and fund loans and generally sell most of these funded loans to mega lenders or other investors.

•

Mortgage Brokerages. Mortgage brokerages are independent sales companies that originate loans for multiple mortgage lenders. They process and submit loan files to mortgage lenders or mega lenders that, in turn, actually fund the loans. The volume of loans originated through mortgage brokerages has declined to under 10% of the mortgage origination market.[3]

Based on information provided by Inside Mortgage Finance4, 57% of mortgages originated nationwide in 2011 were funded directly through the retail channels of the mega lenders and the remaining 43% were funded through other mortgage lenders and brokerages. This split was 55% and 45% for 2010 and 48% and 52% for 2009.

The Mortgage Origination Process

Originating a residential mortgage involves multiple parties and requires a complex series of data-laden transactions that must be handled accurately under tight time constraints. By the time a mortgage has been funded, the typical loan package contains over one thousand pages of documents that come from over a dozen different entities, usually operating on disparate technology systems and databases. Traditionally, much of the data used to prepare these documents has been gathered manually, rather than electronically, with documents exchanged among the many participants by facsimile, courier or mail. The entire process results in significant duplicative efforts, time delays, errors, costs and redundant paper documentation, and often exposes borrower data to privacy and security breaches.

Recent Mortgage Industry Trends and Developments

The mortgage industry has undergone significant changes since 2007, largely in response to the hundreds of billions of dollars of loan defaults and massive losses suffered by lenders and investors. This has led to the following four major trends that have significantly impacted the residential mortgage industry:

•	increased regulation;

[1]	Mortgage Bankers Association, U.S. Residential Mortgage Origination Estimates from 2002 to 2011. Copyright 2012; Federal Housing Finance Agency, Combined Datasets Average Loan Size: 2012Q2.
[2]	Bureau of Labor Statistics, Mortgage Employment Statistics, May 2012.
[3]	Inside Mortgage Finance, February 17, 2012, p. 3, Mortgage Brokers Carry Significant Portions Of Increased Origination Volume in Late 2011. Copyright 2012.
[4]	Inside Mortgage Finance, February 17, 2012, p. 3, Mortgage Brokers Carry Significant Portions Of Increased Origination Volume in Late 2011. Copyright 2012.

•	increased quality standards imposed by lenders and investors;

•	greater focus on operational efficiencies; and

•	significant market shift from mortgage brokerages to mortgage lenders.

The Ellie Mae Solution

Ellie Mae’s platform of on-demand software solutions helps streamline and automate the mortgage origination process, increasing efficiency, facilitating regulatory compliance and reducing documentation errors for our users.

For mortgage originators:

•

Encompass software provides mortgage originators with a core business operating system, streamlining and enhancing business-critical functions, including customer acquisition, loan processing, task management, communication with borrowers and other mortgage origination participants, reporting, regulatory compliance and general business management. Encompass software also provides the ability to collaborate effectively between departments and monitor the business comprehensively, all within a secure environment.

•

The other Encompass software services we offer Encompass users include borrower-facing websites, which enable originators to market to, communicate with and support their customers, as well as automated solutions that format disclosure and closing documents, electronically manage loan documents, verify regulatory compliance and match specific borrowers to the most appropriate mortgage products offered by the lender.

•

The Ellie Mae Network enables Encompass users to submit loan data and entire files electronically and securely to lenders and order and receive electronic settlement services necessary to originate a loan.

•	During 2011, we launched the pilot program for our Total Quality Loan, or TQL, initiative, which allows mortgage originators to originate higher quality loans more efficiently.

For lenders, investors and service providers:

•

The Ellie Mae Network provides lenders, investors and service providers greater and more cost-effective electronic access to a significant percentage of mortgage origination professionals, increasing their revenue opportunities and lowering their marketing and loan aggregation costs.

•

Lenders, investors and service providers can seamlessly receive data directly from mortgage originators, reducing redundant data entries and errors and lowering loan-fulfillment and customer support costs.

•

The Ellie Mae Network facilitates targeted marketing by lenders, investors and service providers and allows them to set specific criteria to identify the loans for which they wish to provide funding or their settlement services, thereby significantly reducing traditional sales and marketing costs and potentially increasing market penetration for existing participants as well as new entrants.

•	Lenders can also use the Ellie Mae Network to ensure they only receive loan applications that meet their specific loan quality and compliance standards.

•	Our TQL initiative provides investors greater assurance of both loan quality and compliance with their own lending requirements.

We market our Encompass software primarily to mortgage lenders rather than to mega lenders, which generally have their own proprietary loan origination software. However, the wholesale divisions of many mega lenders participate in the Ellie Mae Network and interact electronically with Encompass users and fund or purchase loans processed by those originators.

Our Strategy

Our mission is to be the industry standard platform for residential mortgage originations in the United States. Key elements of our strategy include:

Increase the number of Encompass users.    We continue to focus our marketing efforts and product development to increase the number of mortgage banks, commercial banks, thrifts and credit unions using Encompass solutions. Mortgage lenders typically require software with comprehensive functionality to meet their various needs and generally order most of the settlement and other services available on the Ellie Mae Network in the process of funding loans.

Focus sales efforts on Encompass SaaS.    We are focusing our marketing and sales efforts on our Encompass software-as-a-service on-demand offering, or Encompass SaaS, particularly our success-based pricing model, in contrast to our on-premise license model. With Encompass SaaS, the customer does not pay the significant up-front licensing fee associated with our on-premise license software. We believe this offering is particularly attractive in the present residential mortgage origination market as it aligns fees for our software and services with the customers’ receipt of revenues. This business model also increases the efficiency of our sales and marketing efforts by allowing us to sell multiple products and services, including our SaaS version of Encompass Banker Edition, CenterWise, Encompass Closer, Encompass Compliance Service and Encompass Product and Pricing Service, to our mortgage lender customers in a single sales effort.

Sell additional products and services to Encompass users.    To the extent users do not subscribe to our bundled, success-based pricing offering, we intend to encourage use of more of the Encompass software services we currently offer, such as document preparation, electronic document management, compliance services, product and pricing services and website hosting. We also intend to develop additional products and services to sell to our Encompass users.

Expand the use of settlement services on the Ellie Mae Network.    The Ellie Mae Network provides mortgage originators electronic access to many of the investors and mega lenders, and most of the service providers that they need to interact with, in order to process and fund loans. Currently our Encompass users employ the Ellie Mae Network to handle on average four transactions per loan file, including electronic ordering of credit reports and accessing the automatic underwriting systems of Fannie Mae and Freddie Mac. Electronic interaction over the Ellie Mae Network is less frequent with other service providers, such as appraisers and title and flood reporting companies. We believe limited use is in part because the electronic solutions provided by settlement service entities do not offer superior electronic solutions to traditional processes. We intend to encourage providers of settlement services, such as title reports and appraisals, to deliver these services electronically through the Ellie Mae Network.

Sell enhanced Ellie Mae Network offerings to investors, mega lenders and service providers.    We intend to continue to add functionality and electronic and real-time marketing services to the Ellie Mae Network so investors, mega lenders and service providers can more effectively market to and do business with mortgage originators. For example, in early 2010 we introduced services that offer targeted marketing for lenders and service providers, allowing them to set specific criteria for the loans or settlement services they wish to offer mortgage originators, thereby significantly reducing their sales and marketing costs. Lenders can populate mortgage originators’ Encompass software with specific compliance, underwriting and documentation requirements for loans prior to delivery in order to screen loans for quality and regulatory compliance. In addition, we are working to add more of our lender customers and investors to our TQL initiative.

Acquisitions.    Our industry is highly fragmented, and we believe there are strategic opportunities available to acquire competing software companies or software providers that offer related mortgage origination functionality that will complement and increase the attractiveness of our Encompass software offerings. For example, in January 2011, we acquired and integrated certain assets of Mortgage Pricing System, LLC, or MPS, to introduce our Encompass Product and Pricing Service and in August 2011, we acquired all of the outstanding shares of Del Mar Datatrac, Inc., or DMD, a mortgage lending automation business, to increase our lender user base and provide additional proprietary back-end mortgage lending software. We intend to continue pursuing additional strategic acquisitions.

Products and Services

Encompass is our proprietary software product that combines loan origination, business management and customer relationship management software for mortgage originators, and also provides seamless access to the lenders and service providers on the Ellie Mae Network. The Encompass software platform helps users structure and streamline their mortgage origination process and facilitates collaboration among internal departments of a mortgage origination company. It creates efficiency in gathering, reviewing and verifying mortgage related data and in producing accurate documentation. It also enables enforcement of rules and business practices designed to ensure loan quality, adherence to processing standards and regulatory compliance. The core architecture of Encompass uses a single database that is accessible to all participants throughout the mortgage origination process.

Mortgage originators can subscribe to Encompass SaaS, an on-demand solution that we host which the customer accesses through the Internet. Alternatively, mortgage originators can license Encompass software for an initial fee as a perpetual license with annual maintenance fees, an on-premise solution which is self-hosted and maintained by the customer.

We also offer Encompass users a variety of other on-demand services, including: Encompass Closer, which automatically prepares the disclosure and closing documents necessary to fund a mortgage; CenterWise, a bundled offering of electronic document management and websites used for customer relationship management; Encompass Compliance Service, which automatically checks for regulatory compliance throughout the origination process; tax transcript services which provide income verification capability to our customers; and Encompass Product and Pricing Service, which allows Encompass users to compare loans offered by different lenders and investors to determine the best product and price available to a particular borrower.

The Ellie Mae Network, a key component of our on-demand software services, enables mortgage originators to choose from, and connect to, a broad array of investors, mega lenders and third party service providers essential to the processing and funding of loans. During the mortgage origination process, mortgage originators may order various services through the Ellie Mae Network, including credit reports, product eligibility and pricing, automated underwriting, secure data transmission to and from lenders and investors, appraisals, title reports, insurance, flood certifications, compliance review, fraud detection, document preparation and verification of income, identity and employment.

THE OFFERING

Common stock offered:

by us	3,000,000 shares (or 3,465,245 shares if the underwriters exercise their over-allotment option in full).

by the selling stockholders	101,638 shares.

Shares outstanding after the offering	24,689,656 shares (or 25,154,901 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We estimate that the net proceeds that we will receive from the sale of 3,000,000 shares of common stock in this offering will be approximately $46.1 million ($53.3 million if the underwriters exercise their over-allotment option in full) at an assumed public offering price of $16.29 per share (the closing price of our common stock on June 22, 2012), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Although we have no present understandings, commitments or agreements to enter into any acquisitions or investments, we may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The selling stockholders include certain of our directors and executive officers. See “Selling Stockholders.”

Risk factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	ELLI

The number of shares of our common stock outstanding after this offering is based on 21,593,018 shares outstanding as of March 31, 2012, plus 3,000,000 shares to be sold by us in this offering, and excludes:

•

4,027,500 shares of common stock issuable upon the exercise of options to purchase our common stock outstanding as of March 31, 2012 at a weighted average exercise price of $4.62 per share (other than 96,638 shares of our common stock that will be issued to certain selling stockholders upon the exercise of outstanding options and sold in this offering);

•	50,000 shares of common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding as of March 31, 2012;

•	133,333 shares of common stock issuable upon the exercise of a warrant outstanding as of March 31, 2012 at an exercise price of $5.94 per share; and

•	an aggregate of 3,582,983 additional shares of common stock reserved for issuance under our equity incentive plans.

Except as otherwise indicated, information in this prospectus supplement reflects or assumes no exercise of the underwriters’ over-allotment option to purchase additional shares from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present summary consolidated financial and other data for our business for the periods indicated. We derived the consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Our consolidated balance sheet data as of March 31, 2012 and our consolidated statements of operations data for the three months ended March 31, 2011 and 2012 are derived from our unaudited consolidated financial statements and related notes. Our unaudited consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Historical results are not necessarily indicative of the results to be expected in the future, and operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or future periods. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in the documents incorporated herein by reference.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	($ in thousands, except share and per share data)
				(unaudited)
Consolidated statements of operations data:
Revenues	$37,707	$43,234	$55,494	$10,603	$20,906
Cost of revenues (1)	12,163	12,505	15,784	3,363	5,257

Gross profit	25,544	30,729	39,710	7,240	15,649
Operating expenses:
Sales and marketing (1)	7,532	9,555	12,126	2,451	4,000
Research and development (1)	7,945	10,468	12,975	2,804	4,133
General and administrative (1)	8,213	9,823	12,900	2,805	3,676

Total operating expenses	23,690	29,846	38,001	8,060	11,809

Income (loss) from operations	1,854	883	1,709	(820)	3,840
Other income, (expense), net	72	119	76	32	(20)

Income (loss) before income taxes	1,926	1,002	1,785	(788)	3,820
Income tax provision (benefit)	264	225	(1,835)	11	178

Net income (loss)	$1,662	$777	$3,620	$(799)	$3,642

Net income (loss) per share of common stock:
Basic	$0.51	$0.22	$0.23	$(0.22)	$0.17

Diluted	$0.11	$0.05	$0.18	$(0.22)	$0.16

Weighted average common shares used in computing net income (loss) per share of common stock:
Basic	3,266,133	3,495,731	15,618,053	3,641,880	21,404,789

Diluted	15,536,269	17,146,735	20,649,451	3,641,880	22,513,854

Comprehensive income (loss)	$1,662	$777	$3,620	$(799)	$3,642

As of March 31, 2012
(unaudited, $ in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$ 27,507
Property and equipment, net	5,767
Working capital	25,811
Total assets	103,927
Total stockholders’ equity	84,519

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Other operational data (2):
Revenues (in thousands):
Total revenues	$37,707	$43,234	$55,494	$10,603	$20,906
On-demand revenues	$29,595	$35,532	$46,865	$9,101	$17,755
On-premise revenues	$8,112	$7,702	$8,629	$1,502	$3,151
Total SaaS Encompass revenues	$5,667	$9,760	$19,803	$3,536	$8,378
Users at end of period:
Active Encompass users	55,027	50,701	53,767	51,341	58,844
Active SaaS Encompass users	6,802	14,678	24,252	16,910	29,115
Active SaaS Encompass users as a percentage of active Encompass users	12%	29%	45%	33%	49%
Average users during period:
Active Encompass users	58,283	51,977	51,455	51,033	56,940
Active SaaS Encompass users	6,534	10,800	19,330	16,012	27,526
Active SaaS Encompass users as a percentage of active Encompass users	11%	21%	38%	31%	48%
Revenue per average user during period:
Revenue per average active Encompass user	$647	$832	$1,078	$208	$367
SaaS Encompass revenue per average active SaaS Encompass user (excludes all other on-demand revenue from SaaS Encompass users)	$867	$904	$1,024	$221	$304

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	($ in thousands)
				(unaudited)
Non-GAAP financial data (3):
Adjusted EBITDA	$5,836	$4,932	$6,600	$45	$5,377
Adjusted net income (loss)	3,052	3,215	4,893	(311)	4,568

(1)	Stock-based compensation included in above line items:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	($ in thousands)
				(unaudited)
Cost of revenues	$144	$192	$103	$17	$31
Sales and marketing	145	303	201	67	70
Research and development	271	443	406	94	132
General and administrative	563	1,130	970	185	284

	$1,123	$2,068	$1,680	$363	$517

(2)	Our revenues are comprised of on-demand and on-premise revenues. On-demand revenues are revenues generated from (i) software subscriptions we host that customers access through the Internet, (ii) software services that are sold transactionally and (iii) Ellie Mae Network transaction fees. On-premise revenues are revenues generated from customer-hosted software licenses and related implementation, training and maintenance services.

Revenue per average active Encompass user and SaaS Encompass revenue per average active SaaS Encompass user are key operational metrics we use to evaluate our business, determine allocation of our resources and make decisions regarding corporate strategy. The revenue per average active Encompass user metric is calculated by dividing total revenues by the average number of active Encompass users during the period. The SaaS Encompass revenue per average active SaaS Encompass user metric is calculated by dividing total SaaS Encompass revenues by the average number of active SaaS Encompass users during the period. We focus on these metrics to determine our success in leveraging our user base to increase our revenues. We track active Encompass users and active SaaS Encompass users as well as related revenues generated by each group at the end of a period.

An active Encompass user is a mortgage origination professional who has used Encompass software at least once within a 90-day period preceding the measurement date. An Encompass user is a mortgage origination professional working at a mortgage lender, such as a mortgage bank, commercial bank, thrift or credit union, which sources and funds loans and generally sells these funded loans to investors, or a mortgage brokerage, which typically processes and submits loan files to a mortgage lender or mega lender that funds the loan. Average active Encompass users during a period is calculated by averaging the monthly active Encompass users during a period. An active SaaS Encompass user is a mortgage origination professional who has used the Encompass SaaS system at least once within a 90-day period preceding the measurement date. Average active SaaS Encompass users during a period is calculated by averaging the monthly active SaaS Encompass users during a period.

(3)	Adjusted EBITDA consists of net income plus depreciation and amortization, interest income and expense, income tax expense, non-cash, stock-based compensation expense and acquisition costs.

Adjusted net income (loss) consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments.

We use adjusted EBITDA and adjusted net income (loss) in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, including:

•	for planning purposes, including the preparation of annual budgets;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors concerning our financial performance.

We present adjusted EBITDA and adjusted net income (loss) in conjunction with traditional GAAP operating performance of net income (loss) as part of our overall assessment of our performance. We use adjusted EBITDA and adjusted net income (loss) as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. We also believe it is useful to exclude non-cash, stock-based compensation expense from adjusted EBITDA and adjusted net income (loss) because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time do not necessarily reflect how our business is performing at any particular time and can vary significantly between periods due to the timing of new stock-based awards.

These non-GAAP measures are not measurements of our financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income (loss) or operating income or other financial measures calculated in accordance with generally accepted accounting principles in the United States, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. We caution that other companies in our industry may calculate adjusted EBITDA and adjusted net income (loss) differently than we do, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted EBITDA and adjusted net income (loss) is included in the tables below.

We seek to address the inherent limitations associated with using these non-GAAP financial measures through disclosure of such limitations, the presentation of our financial statements in accordance with GAAP and the presentation of a reconciliation of adjusted EBITDA and adjusted net income (loss) to the most directly comparable GAAP measure, net income (loss). We also review GAAP measures and evaluate individual measures that are not included in adjusted EBITDA and adjusted net income (loss), such as our levels of capital expenditures, equity issuance and interest expense, among other measures.

The table below sets forth a reconciliation of net income (loss) to adjusted EBITDA based on our historical results:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	($ in thousands)
				(unaudited)
Net income (loss)	$1,662	$777	$3,620	$(799)	$3,642
Other income (expense), net	(72)	(119)	(76)	(32)	20
Income tax provision (benefit) (a)	264	225	(1,835)	11	178
Depreciation and amortization	2,592	1,611	1,964	377	611
Amortization of intangible assets	267	370	896	125	409
Non-cash stock-based compensation expenses	1,123	2,068	1,680	363	517
Acquisition costs	—	—	351	—	—

Adjusted EBITDA	$5,836	$4,932	$6,600	$45	$5,377

(a)	Income tax benefit of $1,835 for the year ended December 31, 2011 includes a non-cash, deferred income tax adjustment of $1,654 resulting from the acquisition of DMD.

The table below sets forth a reconciliation of net income (loss) to adjusted net income (loss) based on our historical results:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	($ in thousands)
				(unaudited)
Net income (loss)	$1,662	$777	$3,620	$(799)	$3,642
Amortization of intangible assets	267	370	896	125	409
Non-cash stock-based compensation expenses	1,123	2,068	1,680	363	517
Non-cash deferred income tax adjustment	—	—	(1,654)	—	—
Acquisition costs	—	—	351	—	—

Adjusted net income (loss)	$3,052	$3,215	$4,893	$(311)	$4,568

RISK FACTORS

Investing in our common stock involves risks. Before you make a decision to buy our common stock, in addition to the risks and uncertainties discussed under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risk factors set forth below, together with the other information in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

Risks Related to Our Business

The extreme turmoil in the mortgage industry that began in 2007 has adversely affected and may continue to adversely affect our business.

As a result of the extreme turmoil in the mortgage industry and general economy that began in 2007, many mortgage originators, especially mortgage brokers, and other mortgage industry participants have gone out of business. In addition, those industry participants that continue in business face increased operating and regulatory challenges. Conditions that negatively impact our Encompass users or Ellie Mae Network participants have had a significant adverse effect on our business. For example, the number of active Encompass users declined 25% from approximately 79,000 at December 31, 2006 to approximately 59,000 at March 31, 2012. In addition, while the number of mortgage lenders has increased, the number of mortgage brokers has decreased, resulting in an overall 46% decrease in the population of mortgage origination professionals who are the potential users of our Encompass software from approximately 495,000 at December 31, 20065 to approximately 268,000 at March 31, 2012.6 If conditions in the mortgage industry were to deteriorate further, our business would be materially adversely affected.

Mortgage lending volume is expected to be flat or lower in 2012 and 2013 than it was in 2011 due to various economic factors, including the anticipated increase in mortgage interest rates, which could adversely affect our business.

Mortgage lending volume is expected to be flat or lower in 2012 and 2013 than it was in 2011 and lower in the second half of 2012 than the first half of the year due to various economic factors. Factors that adversely impact mortgage lending volumes include increasing mortgage interest rates, reduced consumer and investor demand for mortgages, more stringent underwriting guidelines, decreased liquidity in the secondary mortgage market, high levels of unemployment, high levels of consumer debt, lower consumer confidence, changes in tax and other regulatory policies and other macroeconomic factors.

In addition, mortgage interest rates are currently near historic lows and many economists predict that mortgage interest rates will inevitably rise, most probably beginning in the latter half of 2012. Mortgage interest rates are influenced by a number of factors, particularly monetary policy. The Federal Reserve Bank may raise the Federal funds rate, which would likely cause mortgage interest rates to rise. Increases in mortgage interest rates could reduce the volume of new mortgages originated, in particular the volume of mortgage refinancings. For example, the increase in mortgage interest rates in the second half of 2009 contributed to a significant decline in our revenues from transactions through the Ellie Mae Network and the services we provide.

[5]	Bureau of Labor Statistics, Mortgage Employment Statistics, February 2007.
[6]	Bureau of Labor Statistics, Mortgage Employment Statistics, May 2012.

The expected flat or lower levels in residential mortgage loan volume in 2012 and 2013 as compared to 2011 levels and the expected lower levels in the second half of 2012 compared to the first half of the year will require us to increase our user base and/or our revenues per loan processed by our customers in order to maintain our financial performance. Any additional decrease in residential mortgage volumes would heighten our need to increase our revenues. We cannot guarantee we will be successful in these efforts, which could materially adversely affect our business.

Our future performance will be highly dependent on our ability to continue to attract Encompass SaaS customers and, to a lesser extent, to grow revenues from new Ellie Mae Network offerings and new on-demand services.

Mortgage loan volume is expected to be flat or lower in 2012 and 2013 than it was in 2011 and lower in the second half of 2012 than the first half of the year. To maintain or increase our revenues, we must increase the percentage of our software users who choose our on-demand Encompass SaaS offering, from which we generate greater revenues than from our on-premise license offering. We believe that recent increases in the number of Encompass SaaS customers were driven by our success-based pricing strategy. Some of our past initiatives were successful initially but not over the long term. We cannot guarantee our success-based pricing strategy will continue to be successful. If it is not successful, or if we are unable to identify an alternate strategy and successfully increase the number of Encompass SaaS customers, we may be materially adversely affected.

We must also increase use of our Ellie Mae Network offerings and our other services, such as our TQL initiative, Encompass Compliance Services and Encompass Closer services. We only introduced certain Ellie Mae Network offerings in the fourth quarter of 2009 and our Encompass Compliance Service in the first quarter of 2010. In addition, we introduced our TQL initiative in the fourth quarter of 2011, and we currently have two investor customers. We cannot guarantee these Ellie Mae Network and other service offerings will achieve market acceptance and be successful. In the event these efforts are not successful, our business and growth prospects would be adversely affected.

If we fail to increase the number of Encompass users and other Ellie Mae Network participants or retain existing users and participants, our business may be harmed.

Our growth depends in large part on increasing the number of Encompass users and other Ellie Mae Network participants. To attract mega lenders and service providers to the Ellie Mae Network, we must convince them that the utility of, and access to mortgage originators on, the Ellie Mae Network is worth making payments to us for transactions effected through the network by Encompass users. To grow our base of Encompass users, we must continue to enhance the features and functionality of our Encompass software, convince mortgage lenders of the benefits of our software solution and the Ellie Mae Network and encourage them to switch from competing loan origination software products or to forego using traditional mortgage origination methods, including paper, facsimile, courier, mail and e-mail. Due to the fragmented nature of the mortgage industry, many mortgage industry participants may not be familiar with our Encompass solutions and the benefits of the Ellie Mae Network. We cannot guarantee we will be successful in attracting new Encompass users and other Ellie Mae Network participants and if we are unsuccessful in these efforts our business may be harmed.

Additionally, existing Encompass users and other Ellie Mae Network participants may decide not to continue to use our solutions for financial or other reasons. We have agreements in place with various third-party lenders, service providers and investors to facilitate integration between their businesses and the Ellie Mae Network. Most of these are not long term contracts or are subject to termination rights. An unexpected termination, or a failure to renew, of a significant number of our agreements or relationships with third-party lenders, service providers or investors could have an adverse effect on our business.

The success of our business depends both on the continuation of the trend toward electronic processing of mortgages and our ability to increase the use of the Ellie Mae Network to order settlement services.

In order to grow our business, we must expand the use of settlement services on, and increase the number of transactions effected through, the Ellie Mae Network. Our Encompass users currently employ the Ellie Mae Network to order on average only five out of the approximately twelve services generally ordered per loan file, typically including ordering credit and flood reports and accessing the automatic underwriting systems of Fannie Mae and Freddie Mac. This limited use is in part due to the fact that many providers of other settlement services, such as title reports and appraisals, do not provide electronic solutions that are superior to traditional processes. Increasing the number of transactions ordered through the Ellie Mae Network depends in large part on our ability to educate providers of settlement services of the benefits of electronic origination and network participation and our ability to encourage providers of settlement services to deliver their services electronically through the Ellie Mae Network in a manner that is attractive to mortgage professionals. If our future sales and marketing efforts are not successful in educating and encouraging additional mortgage originators and providers of settlement services to change their current business practices and adopt electronic mortgage origination and electronic delivery practices, our business may be adversely affected.

A continuation of the shift in residential mortgage volume to the retail channels of mega lenders would adversely affect our business opportunities.

Due in part to the turmoil in the mortgage industry, the percentage of the national volume of residential mortgages in the United States that were funded directly through the retail channels of mega lenders increased from 38% in 2006 to 57% in 2011.7 We market our Encompass software to mortgage lenders and mortgage brokers but not to mega lenders as they generally have their own proprietary loan origination software. If the shift towards mega lenders continues, our business and growth prospects would be materially adversely affected.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our revenues and operating results have in the past varied and could in the future vary significantly from quarter-to-quarter and year-to-year because of a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

•	fluctuations in mortgage lending volume;

•	the number of Encompass users;

•	the volume of mortgages originated by our Encompass users, especially users on our success-based pricing model;

•	transaction volume on the Ellie Mae Network;

•	the level of demand for our Encompass Closer document preparation and other services we offer;

•	the timing of the introduction and acceptance of new Ellie Mae Network offerings and new on-demand services;

•	costs associated with defending intellectual property infringement and other claims; and

•	changes in government regulation affecting Ellie Mae Network participants or our business.

Because of these and other factors, our future results may not reach our internal projections. In addition, our operating results in future periods may not meet the expectations of investors or public market analysts who

[7]	Inside Mortgage Finance, February 17, 2012, p.3, Mortgage Brokers Carry Significant Portions Of Increased Origination Volume in Late 2011. Copyright 2012.

follow our company, which could cause our stock price to decline rapidly and significantly. The results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

System interruptions that impair access to the Ellie Mae Network or our on-demand hosted Encompass software could damage our reputation and brand and substantially harm our business.

The satisfactory performance, reliability and availability of the Ellie Mae Network, our on-demand hosted Encompass software, our website and our network infrastructure are critical to our reputation and our ability to attract and retain Ellie Mae Network participants and Encompass software users. Any systems interruption that results in the unavailability of our network or our Encompass software or impairs access to Ellie Mae Network participants connected to our network could result in negative publicity, damage our reputation and brand, and hinder our ability to enroll new customers and cause us to lose current customers, all of which could cause our business and operating results to suffer.

We have experienced and may in the future continue to experience temporary system interruptions, either to the Ellie Mae Network or to our Encompass software hosting locations, for a variety of reasons, including network failures, power failures, software errors, including problems with our Encompass software and other third party firmware updates, as well as when an overwhelming number of Ellie Mae Network participants and Encompass software users trying to access our network during periods of strong demand. In addition, our two primary data centers, located in Santa Clara, California and Chicago, Illinois, are hosted by a third-party service provider over which we have little control. We depend on this third-party service provider to provide continuous and uninterrupted access to the Ellie Mae Network and our on-demand hosted Encompass software. If for any reason our relationship with this third-party were to end, it would require a significant amount of time to transition the hosting of our data centers to a new third-party service provider.

Because we are dependent on third parties for the implementation and maintenance of certain aspects of our systems and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, if at all. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business, any system disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our customers’ businesses, which could have an adverse effect on our business.

Growth may place significant demands on our management and our infrastructure.

Our growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure. As our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of customers enhanced solutions, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for our customers, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business would be harmed.

Integrating our recent acquisitions and future acquisitions could disrupt our business, harm our financial condition and operating results or dilute, or adversely affect the price of, our common stock.

Our success will depend, in part, on our ability to expand our solutions and services and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may pursue growth through the acquisition of complementary businesses, solutions or technologies rather than through internal development. For example, in January 2011, we acquired Mortgage Pricing System, LLC to introduce our Encompass Product and Pricing Service, which allows Encompass users to compare loan pricing from multiple lending sources. In August 2011, we acquired DMD to add additional potential Encompass users and increased loan volume to monetize our Encompass service offerings and the Ellie Mae Network. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to complete acquisitions successfully. Moreover, if such acquisitions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all. Even if we successfully complete an acquisition, we may not be able to assimilate and integrate effectively the acquired business, technologies, solutions, assets, personnel or operations, particularly if key personnel of an acquired company decide not to work for us. In addition, we may issue equity securities to complete an acquisition, which would dilute our stockholders’ ownership and could adversely affect the price of our common stock.

The mortgage industry is heavily regulated and changes in current legislation or new legislation could adversely affect our business.

Changes in the regulations that govern our customers could adversely affect our business.

The U.S. mortgage industry is heavily regulated. Federal and state governments and agencies could enact legislation or other policies that could negatively impact the business of our Encompass users and other Ellie Mae Network participants. Any changes to existing laws or regulations or adoption of new laws or regulations that increase restrictions on the residential mortgage industry may decrease residential mortgage volume or otherwise limit the ability of our Encompass users and Ellie Mae Network participants to operate their businesses, resulting in decreased usage of our solutions.

Changes in current legislation or new legislation may increase our costs by requiring us to update our products and services.

Changes to existing laws or regulations or adoption of new laws or regulations relating to the residential mortgage industry could require us to incur significant costs to update our products and services. For example, our Encompass Compliance Service analyzes mortgage loan data for compliance with consumer protection laws and institutionally mandated compliance policies and must continually be updated to incorporate changes to such laws and policies. Additionally, we substantially updated our Encompass software in 2009 to reflect the changes to the Real Estate Settlement Procedures Act of 1974, as amended, or RESPA, that went into effect on January 1, 2010. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, has caused and will continue to cause us to make similar updates to our Encompass software to address, among other things, regulations that protect consumers against unfair, deceptive and abusive practices by lenders. These updates have caused us to incur significant expense, and future updates will likely similarly cause us to incur significant expense.

A failure to appropriately update our products and services to reflect and comply with changes to existing laws or regulations or with new laws or regulations may contribute to violations by our customers of such laws and regulations. We also provide a limited warranty for our Encompass Compliance Service, pursuant to which we agree to reimburse customers for losses incurred due to fines, penalties or judgments as a result of a violation of a specific law, rule or regulation tied to an error in the provision of our Encompass Compliance Service up to $2,500 per occurrence. Our typical services agreement with new customers limits our exposure to a maximum of three months of fees paid by customer preceding the claim and, with respect to CenterWise and Encompass Closer, the lesser of three months of fees paid by customer preceding the claim or $25,000 per occurrence. For most customers, our exposure for warranties is limited to an amount equal to the total service fees paid by a customer for base services during a specified period preceding the relevant claim, typically six to 12 months. Although we have not historically incurred any claims and maintain professional liability insurance coverage of $5.0 million per occurrence and in the aggregate, to the extent we were to become liable for an amount in excess of such coverage, our business and our reputation would be materially adversely affected.

Potential structural changes in the U.S. residential mortgage industry, in particular plans to diminish the role of Fannie Mae and Freddie Mac, could disrupt the mortgage market and have a material adverse effect on our business.

Fannie Mae and Freddie Mac play a very important role in providing liquidity, stability and affordability in the current U.S. residential mortgage market. In particular, they participate in the secondary mortgage market by purchasing mortgage loans and mortgage-related securities for investment and by issuing guaranteed mortgage-related securities. In February 2011, the Obama administration delivered a report to Congress which proposed the winding down of Fannie Mae and Freddie Mac and shrinking the federal government’s role in the housing market. This proposal includes the withdrawal of government insurance currently available on certain residential loans and increasing the down payment requirements for borrowers, both of which could reduce mortgage lending volume. In February 2012, the Federal Housing Finance Agency sent Congress a strategic plan to wind down Fannie Mae and Freddie Mac over the next several years. This proposal includes building a new infrastructure for the secondary mortgage market, continuing to shrink Fannie Mae’s and Freddie Mac’s operations by eliminating the direct funding of mortgages and shifting mortgage credit risk to private investors, and maintaining foreclosure prevention activities and credit availability. The effects of these proposals or any significant structural change to the U.S. residential mortgage industry, if implemented, would cause significant disruption to the mortgage market. If we are unable to react effectively and quickly to changes in the residential mortgage industry, our business could be harmed.

We may be limited in the way in which we market our business or generate revenue by U.S. federal law prohibiting referral fees in real estate transactions; if we are found to be in violation of such laws we would be subject to significant liability.

RESPA generally prohibits the payment or receipt of fees or any other thing of value for the referral of business related to a residential real estate settlement service and prohibits fee shares or splits or unearned fees in connection with the provision of such services. Our Encompass software and services and the Ellie Mae Network were designed with payment methods that are not currently prohibited by the restrictions under RESPA. Nonetheless, RESPA may restrict our ability to enter into marketing and distribution arrangements with third parties for existing or newly developed products and services, particularly to the extent that such arrangements may be characterized as involving payments for the referral of residential real estate settlement service business. Additionally, any amendments to RESPA or court opinions interpreting the provisions of RESPA that result in restrictions on our current payment methods, or any determination that our payment methods have been and currently are subject to the restrictions under RESPA, could have a material adverse effect on our business. if we were found to be in violation of RESPA rules, we would be exposed to significant potential liability that could have a material adverse effect on our reputation and business.

Our failure to protect the confidential information of our Encompass users, our Ellie Mae Network participants and their respective customers could damage our reputation and brand and substantially harm our business.

Certain confidential information relating to certain of our Encompass users, our Ellie Mae Network participants and their respective customers resides on our third-party hosted data center servers and is transmitted over our network. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, including personal information and credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. These servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to loss of critical data or the unauthorized disclosure of confidential customer data. The possession and use of personal information in conducting our business subject us to legislative and regulatory burdens that may require notification to customers of a security breach, restrict our use of personal information and hinder our ability to acquire new customers or market to existing customers.

We cannot guarantee that our security measures will prevent security breaches. Any such compromise of our security could damage our reputation and brand and expose us to a risk of loss or litigation and potential liability, which would substantially harm our business and operating results. We may need to expend significant resources to protect against and remedy any potential security breaches and their consequences.

We depend on key and highly skilled personnel to operate our business, and if we are unable to retain our current or hire additional personnel, our ability to develop and successfully market our business could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, finance, creative and sales and marketing personnel. Moreover, we believe that our future success is highly dependent on the contributions of our named executive officers. All of our officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. In addition, the loss of any key employees or the inability to attract or retain qualified personnel could delay the development and introduction of, and harm our ability to sell, our solutions and harm the market’s perception of us. Competition for qualified personnel is particularly intense in the San Francisco Bay Area, where our headquarters are located. Qualified individuals are in high demand, and we may incur significant costs to attract them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing sales, operational and managerial requirements, or may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business will suffer.

Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Our named executive officers have become, or will soon become, vested in a substantial amount of stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the vested options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our named executive officers or other key employees, our business will be harmed.

We operate in a highly competitive market, which could make it difficult for us to attract and retain Encompass users and Ellie Mae Network participants.

The mortgage origination software market is highly competitive. There are many software providers, such as Calyx Technology, Inc., Byte Software Inc., PCLender.com and Harland Financial Solutions, that compete with us by offering loan origination software to mortgage originators. Some software providers, including Calyx Technology, Inc., also provide connectivity between their software users and lenders and service providers. Other connectivity alternatives are provided by vendors such as MGIC Investment Corporation and RealEC Technologies. We also compete with compliance and document preparation service providers that are much larger and more established than us. There is vigorous competition among providers of these services and we may not succeed in convincing potential customers, using other services to switch to ours. Many service providers connect directly to mortgage originators without using any loan origination software. Some of our competitors also offer services on a closed loan basis, which could adversely impact the effectiveness of our success-based pricing strategy for increasing the number of SaaS Encompass customers. If we are unsuccessful in competing effectively by providing attractive functionality, customer service or value, we could lose existing Encompass users to our competitors and our ability to attract new Encompass users could be harmed.

We only offer our Encompass services to Encompass users. There are many other service providers that offer our Encompass users competing services, including borrower-facing websites, document preparation services, compliance services and electronic document management. We may be unsuccessful in continuing to differentiate our Encompass service offerings to the extent necessary to effectively compete in some or all of these markets.

The Ellie Mae Network is only available to mortgage originators using Encompass software. The principal alternative to the use of the Ellie Mae Network by Encompass users remains traditional methods of exchanging data and documents among mortgage industry participants by e-mail, facsimile, phone, courier and mail. In addition, mortgage originators use standalone web browsers to go individually to each investor, lender or service provider’s website and then manually upload loan data or enter information into the website. Mortgage originators may continue to use these methods due to habit, personal business relationships or otherwise. The success of the Ellie Mae Network depends on our ability to achieve and offer access to both the critical mass of investors, lenders and service providers necessary to attract and retain mortgage originators using our Encompass software on the Ellie Mae Network and the critical mass of active mortgage originators necessary to attract and retain investors, lenders and service providers on our network.

Many of our actual and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and, as a result, these companies may be able to respond more quickly to changes in regulations, new technologies or customer demands, or devote greater resources to the development, promotion and sale of their software and services than we can. In addition, we may face increased competition as a result of continuing industry consolidation, such as Davis + Henderson Corporation’s acquisition of Mortgagebot LLC in April 2011 and Avista Solutions, Inc. in May 2012 and Lender Processing Services, Inc.’s acquisition of PCLender.com, Inc. in March 2011. We expect the mortgage origination market to continue to attract new competitors and there can be no assurance that we will be able to compete successfully against current or future competitors, or that competitive pressures we face will not materially adversely affect our business.

Failure to adapt to technological changes may render our technology obsolete or decrease the attractiveness of our solutions to our customers.

If new industry standards and practices emerge, or if competitors introduce new solutions embodying new services or technologies, our Encompass software and the Ellie Mae Network technology may become obsolete. Our future success will depend on our ability to:

•	enhance our existing solutions;

•	develop and potentially license new solutions and technologies that address the needs of our prospective customers; and

•	respond to changes in industry standards and practices on a cost-effective and timely basis.

We must continue to enhance the features and functionality of our Encompass software and the Ellie Mae Network. The effective performance, reliability and availability of our Encompass software and the Ellie Mae Network infrastructure are critical to our reputation and our ability to attract and retain Encompass users and Ellie Mae Network participants. If we do not continue to make investments in product development and, as a result, or due to other reasons, fail to attract new and retain existing mortgage originators, lenders, investors and service providers, we may lose existing Ellie Mae Network participants, which could significantly decrease the value of the Ellie Mae Network to all participants and materially adversely affect our business.

Failure to adequately protect our intellectual property could harm our business.

The protection of our intellectual property rights, including our proprietary Encompass software and Ellie Mae Network technology, is crucial to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret law and contractual restrictions to protect our intellectual property. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantage to us. Furthermore, we cannot guarantee any patents will be issued to us as a result of our patent applications. We also rely in part on confidentiality and invention assignment agreements with our employees, independent contractors and consultants. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our Ellie Mae Network and Encompass software features and functionality or obtain and use information that we consider proprietary. Policing our proprietary rights is difficult and may not always be effective.

We have registered “Ellie Mae” and “Encompass” and certain of our other trademarks as trademarks in the United States. Competitors may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms Ellie Mae, Encompass or our other trademarks.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, protect our patent and copyright rights, trade secrets and domain names and determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and could harm our business.

Assertions that we infringe third-party intellectual property rights could result in significant costs and substantially harm our business.

Other parties have asserted, and may in the future assert, that we have infringed their intellectual property rights. For example, on March 25, 2011, we were named a defendant in a patent infringement lawsuit filed by Industry Access Incorporated alleging that our Encompass 360 loan management software system and related operations infringes a single patent. In addition, we generally agree to indemnify our customers against legal claims that our software products infringe intellectual property rights of third parties and, in the event of an infringement, to modify or replace the infringing product or, if those options are not reasonably possible, to refund the cost of the software, as pro-rated over a period of years. We cannot predict whether assertions of third-party intellectual property rights or claims arising from such assertions will substantially harm our business and operating results. If we are forced to defend against any infringement claims, whether they are with or without merit or are determined in our favor, we may face costly litigation and diversion of technical and management personnel. Furthermore, an adverse outcome of a dispute may require us to: pay damages, potentially including treble damages and attorneys’ fees if the infringement were found to be willful; cease providing solutions that allegedly incorporate the intellectual property of others; expend additional development resources to redesign or reengineer our solutions and products, if feasible; and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. We cannot be certain of the outcome of any litigation. Any royalty or licensing agreement, if required, may not be available to us on acceptable terms or at all. Our failure to obtain the necessary licenses or other rights could prevent the sale or distribution of some of our products and services and, therefore, could have a material adverse effect on our business.

Current or future litigation could substantially harm our business.

We have been and continue to be involved in legal proceedings, claims and other litigation. For example, we are currently a defendant in litigation initiated by DocMagic Inc., which alleges, among other claims, that we had engaged in monopolization and/or attempted monopolization, intentional interference with contractual relationship, interference with prospective economic advantage, unfair competition and breach of contract. In addition, we are currently involved in defending against a patent infringement lawsuit against us and one other party filed by Industry Access Incorporated.

In May 2012, we learned that we were named as a co-defendant in a purported class action matter filed in the Missouri Circuit Court in St. Louis County, Missouri in which the plaintiffs allege that we, among other things, violated Missouri’s Merchandising Practices Act and engaged in the unauthorized practice of law in connection with document preparation services that we began offering following our acquisition of certain assets from Online Documents, Inc. in September 2008. The plaintiffs seek unspecified damages, injunctive relief, attorney’s fees, other costs and expenses and pre-judgment interest. Although we have not been served with the complaint and have not assessed the potential impact of the asserted claims, we believe that we have substantial and meritorious defenses in this case and we intend to defend these claims vigorously. However, neither the outcome of this litigation nor the amount and range of potential damages can be assessed with certainty. In addition, we may be subject to similar claims and legal proceedings in the future.

We are also subject to various other legal proceedings and claims arising out of the ordinary course of business. While we do not expect the outcome of any such pending litigation to have a material adverse effect on our financial position, litigation is unpredictable and excessive verdicts, both in the form of monetary damages and injunctions, could occur. In the future, litigation could result in substantial costs and diversion of resources and we could incur judgments or enter into settlements of claims that could have a material adverse effect on our business.

We will be required to assess our internal control over financial reporting on an annual basis and any future adverse findings from such assessment could result in a loss of investor confidence in our financial reports, significant expenses to remediate any internal control deficiencies and ultimately have an adverse effect on the market price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and beginning with our Annual Report on Form 10-K for the year ending December 31, 2012, our management will be required to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. In connection with the attestation process by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. In addition, if we fail to maintain the adequacy of our internal control over financial reporting we will not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. For example, a significant deficiency noted in our past internal controls related to our stock-based compensation. We believe we have remediated this deficiency and have taken steps to improve our internal controls and procedures in this area. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in our stock price. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the New York Stock Exchange, regulatory investigations, civil or criminal sanctions and class action litigation.

If one or more U.S. states or local jurisdictions successfully assert that we should have collected or in the future should collect additional sales or use taxes on our fees, we could be subject to additional liability with respect to past or future sales, and the results of our operations could be adversely affected.

We do not collect state and local sales and use taxes in all jurisdictions in which our customers are located, based on our belief that such taxes are not applicable. Sales and use tax laws and rates vary by jurisdiction and such laws are subject to interpretation. Jurisdictions in which we do not collect sales and use taxes may assert that such taxes are applicable, which could result in the assessment of such taxes, interest and penalties, and we could be required to collect such taxes in the future. This additional sales and use tax liability could adversely affect the results of our operations.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war and similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Our corporate offices and one of the facilities we lease to house our computer and telecommunications equipment are located in the San Francisco Bay Area, a region known for seismic activity. In addition, acts of terrorism, which may be targeted at metropolitan areas with higher population density than rural areas, could cause disruptions in our or our customers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the San Francisco Bay Area, and our business interruption insurance may be insufficient to compensate us for losses that may occur.

Risks Related to Our Common Stock and this Offering

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

The trading price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus supplement and documents incorporated herein by reference, these factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	the number of shares of our common stock publicly owned and available for trading;

•	threatened or actual litigation;

•	changes in laws or regulations relating to our solutions;

•	any major change in our board of directors or management;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of our shares of common stock by existing stockholders; and

•	general political and economic conditions.

In addition, the stock market in general has experienced extreme price and volume fluctuations. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business.

If securities or industry analysts discontinue publishing research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Certain provisions in our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to certain anti-takeover provisions under Delaware law. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for working capital and other general corporate purposes, including the funding of our sales and marketing activities, general and administrative activities, as well as further investment in the development of our proprietary technologies. We may also use a portion of the net proceeds for the acquisition of technologies, solutions or businesses that we believe are complementary to our own, although we have no agreements or understandings with respect to any acquisition at this time. We have not allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. See “Dividend Policy” for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

You may experience future dilution as a result of future equity offerings.

In the future, we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in order to raise additional capital. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. As of March 31, 2012, 3,582,983 shares of common stock were reserved for future issuance under our equity incentive plans. As of that date, there were also 4,027,500 shares of our common stock issuable upon the exercise of outstanding options, 50,000 shares of common stock issuable upon the vesting of outstanding RSUs and 133,333 shares of common stock issuable upon the exercise of an outstanding warrant. You will incur additional dilution upon the grant of any shares under our equity incentive plans or upon exercise of any outstanding stock options or the outstanding warrant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and financial trends affecting the financial condition of our business, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to accurately forecast revenues and appropriately plan our expenses;

•	the impact of changes in mortgage interest rates;

•	the volume of mortgages originated by our Encompass users;

•	fluctuations in mortgage lending volume;

•	the number of Encompass users;

•	transaction volume on the Ellie Mae Network;

•	the risk that the anticipated benefits, growth prospects and synergies expected from our acquisition of DMD may not be fully realized or may take longer to realize than expected;

•	the impact of uncertain domestic and worldwide economic conditions, including the resulting effect on residential mortgage volumes;

•	the effectiveness of our marketing and sales efforts to attract new and retain existing SaaS Encompass users and Ellie Mae Network participants;

•	our ability to enhance the features and functionality of our Encompass software and the Ellie Mae Network;

•	the level of demand for our Encompass Closer document preparation and other services we offer;

•	the timing of the introduction and acceptance of new Ellie Mae Network offerings and new on-demand services;

•	changes in mortgage originator, lender, investor or service provider behavior and any related impact on the residential mortgage industry;

•	interruptions in Ellie Mae Network service, our hosted Encompass software and any related impact on our reputation;

•	our ability to successfully manage our growth and any future acquisitions of businesses, solutions or technologies;

•	the timing of future acquisitions of businesses, solutions or technologies and new product launches;

•	changes in government regulation affecting Ellie Mae Network participants or our business, and potential structural changes in the U.S. residential mortgage industry;

•	our ability to protect the confidential information of our Encompass users, Ellie Mae Network participants and their respective customers;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to compete effectively in a highly competitive market and adapt to technological changes;

•	our ability to protect our intellectual property, including our proprietary Encompass software; and

•	costs associated with defending intellectual property infringement and other claims.

In addition, the words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances included and incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

All of the forward-looking statements are qualified in their entirety by reference to the factors listed above and those discussed under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus or in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus. In addition, there may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to us at the time those statements are made. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should carefully read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

USE OF PROCEEDS

We estimate that the net proceeds that we will receive from the sale of 3,000,000 shares of common stock in this offering will be approximately $46.1 million ($53.3 million if the underwriters exercise their over-allotment option in full) at an assumed public offering price of $16.29 per share (the closing price of our common stock on June 22, 2012), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the estimated net proceeds we receive from this offering by $2.9 million, assuming the number of shares we offer, as set forth on the cover of this prospectus supplement, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 100,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $1.5 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering.

We intend to use the net proceeds that we receive for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. Our management will have broad discretion over the uses of the net proceeds we receive.

Pending these uses, we may invest the net proceeds in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. We cannot predict whether any proceeds invested will yield a favorable return.

We will not receive any proceeds from the shares of common stock to be offered by the selling stockholders, although we will pay the expenses, other than underwriting discounts and commissions, associated with the registration and sale of those shares.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization as of March 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis, giving effect to the sale by us of 3,000,000 shares of common stock in this offering at an assumed public offering price of $16.29 per share (the closing price of our common stock on June 22, 2012), the issuance of 96,638 shares of our common stock to certain selling stockholders pursuant to the exercise of stock options in connection with this offering and our application of the estimated net proceeds to us from this offering, as described under “Use of Proceeds” in this prospectus supplement, and from the payment of the exercise price of the above described stock options.

The following information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information” in this prospectus supplement.

	As of March 31, 2012
	Actual	As adjusted
	(unaudited, $ in thousands except share and per share amounts)
Cash, cash equivalents and short-term investments	$29,602	$76,017
Common stock, par value $0.0001 per share; 140,000,000 shares authorized; 21,593,018 shares issued and outstanding, actual; 24,689,656 shares issued and outstanding, as adjusted	2	2
Additional paid-in capital	118,031	164,446
Accumulated deficit	(33,514)	(33,514)

Total stockholders’ equity	84,519	130,934

Total capitalization	$103,927	$150,342

Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $2.9 million, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their over-allotment option. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 100,000 in the number of shares we are offering would increase (decrease) each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $1.5 million, assuming the public offering price per share remains the same. An increase of 100,000 in the number of shares we are offering, together with a $1.00 increase in the expected public offering price per share, would increase each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $4.5 million. A decrease of 100,000 in the number of shares we are offering, together with a $1.00 decrease in the public offering price per share, would decrease each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $4.3 million. This information is illustrative only, and following the pricing of this offering, we will update this information based on the actual public offering price and other terms of this offering.

The number of shares of common stock, actual and as adjusted, shown in the table above excludes the following:

•

4,027,500 shares of common stock issuable upon the exercise of options to purchase our common stock outstanding as of March 31, 2012 at a weighted average exercise price of $4.62 per share (other than 96,638 shares of our common stock that will be issued to certain selling stockholders upon the exercise of outstanding options and sold in this offering);

•	50,000 shares of common stock issuable upon the vesting of RSUs outstanding as of March 31, 2012;

•	133,333 shares of common stock issuable upon the exercise of a warrant outstanding as of March 31, 2012 at an exercise price of $5.94 per share; and

•	an aggregate of 3,582,983 additional shares of common stock reserved for issuance under our equity incentive plans.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on the New York Stock Exchange under the symbol “ELLI” since June 5, 2012. Prior to that, our common stock traded on the NYSE MKT (formerly the New York Stock Exchange’s American Stock Exchange) under the same symbol, “ELLI”, since our initial public offering on April 15, 2011. Our initial public offering priced at $6.00 per share on April 14, 2011. Prior to our initial public offering, there was no public market for our common stock. The following table sets forth, for the periods indicated, the reported high and low intraday sales prices per share of our common stock on the New York Stock Exchange and the NYSE MKT, as applicable:

	High	Low
Year ended December 31, 2011:
Second quarter (from April 15, 2011)	$7.60	$5.24
Third quarter	$6.38	$3.46
Fourth quarter	$5.84	$4.76
Year ending December 31, 2012:
First quarter	$11.16	$5.39
Second quarter (through June 22, 2012)	$17.62	$10.82

The reported last sale price of our common stock on the New York Stock Exchange on June 22, 2012 was $16.29 per share. As of June 21, 2012, we had 110 stockholders of record. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock at June 15, 2012 for each of the selling stockholders, each of whom are either one of our directors or executive officers.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of June 15, 2012 are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership prior to the offering on 21,627,127 shares of common stock outstanding on June 15, 2012. We have based our calculation of the percentage of beneficial ownership after the offering on 24,723,765 shares of our common stock outstanding immediately after the completion of this offering (assuming no exercise of the underwriters’ over-allotment option or exercise of outstanding options or warrants).

The address for each of the selling stockholders in the table below is c/o Ellie Mae, Inc., 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

	Beneficial Ownership Prior to the Offering (1)			Beneficial Ownership After the Offering (1)
	Number of Shares Beneficially Owned	Percent	Shares Being Offered	Number of Shares Beneficially Owned	Percent
Name and Address of Selling Stockholder:
Jonathan Corr (2)	204,839	*	50,000	154,839	*
Edgar Luce (3)	166,816	*	20,000	146,816	*
Carl Buccellato (4)	140,373	*	9,000	131,373	*
Frank Schultz (5)	25,842	*	22,638	3,204	*

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of June 15, 2012. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after June 15, 2012.
(2)	Consists of 27,590 shares held of record and 177,249 shares subject to options held by Jonathan Corr that are exercisable within 60 days of June 15, 2012.
(3)	Consists of 1,545 shares purchased through the Employee Stock Purchase Plan and held of record and 165,271 shares subject to options held by Edgar Luce that are exercisable within 60 days of June 15, 2012.
(4)	Consists of 59,867 shares held of record by Carl Buccellato and Mary Ellen Buccellato and 80,506 shares subject to options held by Carl Buccellato that are exercisable within 60 days of June 15, 2012.
(5)	Consists of 25,842 shares subject to options held by Frank Schultz that are exercisable within 60 days of June 15, 2012.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	United States expatriates or former long-term residents of the United States;

•	partnerships, S corporations, or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid United States federal income tax;

•	banks, insurance companies, or other financial institutions;

•	brokers, dealers, or traders in securities, commodities or currencies;

•	tax-exempt organizations;

•	tax-qualified retirement plans; or

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” for United States federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (1) the administration of which is subject to the primary supervision of a United States court and all substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As stated above under “Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our common stock. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its shares will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “Gain on Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the relevant paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to the relevant paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the relevant paying agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to the relevant paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who claims the benefit of an applicable income tax treaty will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

Subject to the discussion below under “Legislation Relating to Foreign Accounts,” a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the calendar year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, however, there can be no assurance we will not become a USRPHC in the future. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if the non-U.S. holder actually or constructively holds more than 5% of our common stock.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. Further, non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the United States or through certain United States-related financial intermediaries, unless the non-U.S. holder furnishes to the relevant paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under those rules) and certain other non-U.S. entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. A 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although the withholding rules described above currently apply to applicable payments made after December 31, 2012, the IRS has recently issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among William Blair & Company, L.L.C., as representative of the underwriters, the selling stockholders and us, to purchase from us and the selling stockholders the respective number of shares of our common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. and JMP Securities LLC are acting as joint book-running managers and Needham & Company, LLC, Oppenheimer & Co. Inc., D.A. Davidson & Co. and Wunderlich Securities, Inc. are acting as co-managers for this offering.

Underwriter	Number of Shares
William Blair & Company, L.L.C.
JMP Securities LLC.
Needham & Company, LLC
Oppenheimer & Co. Inc.
D.A. Davidson & Co.
Wunderlich Securities, Inc.

Total	3,101,638

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of our common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares of our common stock being sold pursuant to this prospectus supplement or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representative of the underwriters has advised us that the underwriters propose to offer our common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $         per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $         per share to certain other dealers. The underwriters will offer the shares of our common stock subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares of our common stock in whole or in part. The underwriters expect that we and the selling stockholders will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about , 2012. At that time, the underwriters will pay us and the selling stockholders for the shares in immediately available funds. After commencement of the public offering, the representative may change the public offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 465,245 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering overallotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of our common stock offered hereby. The underwriters will offer any additional shares of our common stock that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid to the underwriters by us and the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment option:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting discount paid by us	$	$	$	$
Underwriting discount paid by selling stockholders

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $300,000.

We and our officers, directors, and all of the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to offer, sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, other than shares which the selling stockholders may sell in this offering for 90 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to (i) issuance by us of shares of common stock pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus or (ii) subject to certain conditions, transfers of shares by our directors, officers or other equity holders (A) as a bona fide gift or gifts, (B) by will or intestate succession or to an immediate family member or to any trust for the direct or indirect benefit of such person or the immediate family of such person, (C) if the equity holder is a partnership, limited liability company or corporation or similar entity, to any wholly-owned subsidiary, affiliate, partner, member or shareholder or similar party, provided that such transferee agrees to be subject to the terms of the lock-up agreement or (D) sales of up to 76,667 shares of common stock pursuant to a trading plan established by one of our executive officers pursuant to Rule 10b5-1 of the Exchange Act and in effect as of May 31, 2012.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or announce material news or a material event; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

The representative has informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representative has also informed us that the underwriters intend to deliver all copies of this prospectus supplement via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of our common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representative may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if shares of our common stock sold by such underwriter or selling group member in this offering are repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the New York Stock Exchange or otherwise, may stabilize, maintain or otherwise affect the market price of our common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of our common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also New York Stock Exchange market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on the New York Stock Exchange by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “ELLI”.

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by us by will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by the selling stockholders will be passed upon for the selling stockholders by Richards, Layton & Finger, P.A., Wilmington, Delaware. The underwriters are being represented by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, in connection with the offering. Investment partnerships comprised of members of Wilson Sonsini Goodrich & Rosati, P.C. beneficially own less than 0.01% of shares of our outstanding common stock which it received upon a December 2009 distribution by an investment fund to its limited partners.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus and registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge in the Investor Relations section of our website, which is located at ir.elliemae.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2012 Annual Meeting of Stockholders, filed with the SEC on April 4, 2012);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 filed with the SEC on May 10, 2012;

•	our Current Reports on Form 8-K filed with the SEC on May 18, 2012 and May 31, 2012 (Item 3.01 only); and

•	the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-35140) filed with the SEC on May 31, 2012.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. In case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was later filed. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. Any such request may be made by writing or telephoning us at the following address or phone number:

Ellie Mae, Inc.

Attn: Secretary

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

Telephone: (925) 227-7000

These documents are also available in the Investor Relations section of our website, which is located at ir.elliemae.com, and as described under “Where You Can Find Additional Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

PROSPECTUS

$60,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Offered by Ellie Mae, Inc.

1,000,000 Shares

Common Stock

Offered by the Selling Stockholders

We may, from time to time in one or more offerings, offer and sell up to $60,000,000 in the aggregate of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of two or more other securities.

In addition, selling stockholders to be named in a prospectus supplement may, from time to time in one or more offerings, offer and sell up to 1,000,000 shares in the aggregate of our common stock. We will not receive any proceeds from the sale of our common stock by selling stockholders.

The prospectus provides a general description of the securities we or the selling stockholders may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “ELLI”. On June 19, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $17.02 per share. There is currently no market for the other securities we may offer.

See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our securities. This information may also be included in any supplement, any related free writing prospectus and/or any other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling stockholders may offer and sell our securities from time to time, together or separately. If we or the selling stockholders use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling stockholders expect to receive from that sale will also be set forth in a prospectus supplement.

The date of this prospectus is June 22, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we or certain stockholders may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. In addition, under this shelf registration process, the selling stockholders to be named in a supplement to this prospectus may, from time to time, offer or sell up to 1,000,000 shares of our common stock.

This prospectus provides you with a general description of the securities offered by us or the selling stockholders. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information about the terms of that offering. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add to, update or change information contained in the prospectus or in any documents that we have incorporated by reference into this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or the related free writing prospectus.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any related free writing prospectus. We have not authorized any other person to provide you with different information. You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. The prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. We do not imply or represent by delivering this prospectus that Ellie Mae, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date.

In this prospectus, unless the context requires otherwise, the words “Ellie Mae,” “we,” “company,” “us” and “our” refer to Ellie Mae, Inc. and our wholly-owned subsidiaries.

Ellie Mae®, the Ellie Mae logo, Encompass®, Encompass360®, Ellie Mae Network™, Encompass Assured GFE™, Encompass CenterWise™, Encompass Closer™, Encompass Commissions™, Encompass Compliance Service™, Ellie Mae Docs™, Encompass Product and Pricing Service™, Ellie Mae Total Quality Loan™ Program, Datatrac®, Mavent® and the Mavent logo and other trademarks or service marks of Ellie Mae and its subsidiaries appearing in this prospectus or the documents incorporated herein are the property of Ellie Mae or its subsidiaries. Trade names, trademarks and service marks of other companies appearing in this prospectus and the documents incorporated by reference are the property of the respective holders.

ii

INDUSTRY AND MARKET DATA

We obtained the industry and market data in this prospectus and the documents incorporated herein by reference from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, any projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate our necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus and the information incorporated by reference herein, including our consolidated financial statements and the related notes incorporated by reference herein and the information set forth under the heading “Risk Factors.”

Ellie Mae, Inc.

Overview

We provide business automation software for a large segment of the U.S. mortgage industry. Our on-demand software solutions help streamline and automate the process of originating and funding new mortgage loans, thereby increasing efficiency, facilitating regulatory compliance and reducing documentation errors.

Mortgage originators use our Encompass software, a comprehensive operating system that handles key business and management functions, in running a mortgage origination business. Mortgage originators use Encompass as a single tool for loan processing, marketing, customer communication and to interact electronically with mortgage lenders, investors and service providers over the Ellie Mae Network.

We also offer Encompass users a variety of other on-demand services, including: Encompass Closer, which automatically prepares the disclosure and closing documents necessary to fund a mortgage; CenterWise, a bundled offering of electronic document management and websites used for customer relationship management; Encompass Compliance Service, which automatically checks for regulatory compliance throughout the origination process; tax transcript services which provide income verification capability to our customers; and Encompass Product and Pricing Service, which allows Encompass users to compare loans offered by different lenders and investors to determine the best product and price available to a particular borrower.

The Ellie Mae Network electronically connects approximately 60,000 mortgage professionals using Encompass to the mortgage lenders, investors and service providers integral to the origination and funding of residential mortgages. In 2011, over three million residential mortgage applications were initiated using Ellie Mae solutions, including Encompass, the Ellie Mae Network and Datatrac. We believe this represented approximately one-third of the total U.S. residential mortgage market.

Corporate Information

We were originally incorporated in California in August 1997. We reincorporated in Delaware in November 2009. Our principal executive offices are located at 4155 Hopyard Road, Suite 200, Pleasanton, CA 94588, and our telephone number is (925) 227-7000. Our website address is www.elliemae.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Securities We or the Selling Stockholders May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities, either individually or in units, with a total value up to $60,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering. If we issue any debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued by us under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. In addition, the selling stockholders to be named in a supplement to this prospectus may offer up to 1,000,000 shares of our common stock from time to time under this prospectus. Each time we or the selling stockholders offer securities under this prospectus, we will provide offerees with a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•

conversion or exchange prices or rates, if any, and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We or the selling stockholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth below under “Plan of Distribution.” We and the selling stockholders, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them, details regarding any over-allotment option granted to them and net proceeds to us or any selling stockholders. The following is a summary of the securities that we or the selling stockholders may offer with this prospectus.

Common Stock

We are authorized to issue 140,000,000 shares of common stock, par value $0.0001 per share, of which 21,618,795 shares were issued and outstanding as of May 30, 2012.

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable. In this prospectus, we provide a general description of, among other things, the rights and restrictions that apply to holders of our common stock.

Preferred Stock

We are authorized to issue, without stockholder approval, up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding as of May 30, 2012, in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The preferences, limitations, relative rights and other terms of the preferred stock of each series offered and sold under this prospectus and applicable prospectus supplements will be set forth in a certificate of designation relating to the series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the certificate of designation that describes the terms of any series of preferred stock offered under this prospectus before the issuance of shares of that series of preferred stock. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” We may issue debt securities under an indenture to be entered between us and a trustee, the form of which is included as an exhibit to the registration statement of which this prospectus is a part. The indenture does not limit the amount of securities that may be issued under it and provides that debt securities may be issued in one or more securities. Our board of directors or a committee designated by the board will determine the terms of the debt securities being offered. This prospectus contains only general terms and provisions of the debt securities. The applicable prospectus supplement will describe the particular terms of the debt securities offered thereby. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, and any supplemental indenture or forms of debt securities containing the terms of debt securities we offer under this prospectus will be filed as an exhibit to the registration statement of which this prospectus is a part, or will be incorporated by reference from another report that we file with the SEC.

Warrants

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. Our board of directors or a committee designated by the board will determine the terms of the warrants. This prospectus contains only general terms and provisions of the warrants. The applicable prospectus supplement will describe the particular terms of the warrants being offered thereby. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of warrants being offered, as well as the complete warrant agreements that contain the terms of the warrants. Specific warrant agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each warrant agreement relating to warrants offered under this prospectus.

Units

We may issue units consisting of our common stock or preferred stock, debt securities and/or warrants to purchase any of these securities in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units. This prospectus contains only a summary of certain general features of the units. The applicable prospectus supplement will describe the particular features of the units being offered thereby. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

Ratio of Earnings to Fixed Charges

The following table sets forth, for the periods presented, our ratio of earnings to fixed charges. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding and we were not required to pay, and we have not declared or paid, any preferred share dividends for any of the periods presented in the table below. Accordingly, a ratio of earnings to combined fixed charges and preferred share dividends and the ratio of earnings to fixed charges set forth below would be identical. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income or loss from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense. We have no outstanding debt obligations other than capital leases related to office equipment and therefore we determined that the interest component of rent expense was not meaningful. For the year ended December 31, 2008, earnings were negative, and the extent of the deficiency of earnings to cover fixed charges for that period is shown below. You should read this ratio in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges(1)	9.7x	—	48.0x	35.6x	22.5x	71.7x
Deficiency of earnings available to cover fixed charges (in thousands)	—	$35	—	—	—	—

(1)	The ratio of earnings to fixed charges represents the number of times that fixed charges are covered by earnings.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement or free writing prospectus and under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein and/or included in any prospectus supplement, before making an investment decision. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of any securities we or the selling stockholders may sell could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus, any prospectus supplement or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and financial trends affecting the financial condition of our business, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to accurately forecast revenues and appropriately plan our expenses;

•	the impact of changes in mortgage interest rates;

•	the volume of mortgages originated by our Encompass users;

•	fluctuations in mortgage lending volume;

•	the number of Encompass users;

•	transaction volume on the Ellie Mae Network;

•	the risk that the anticipated benefits, growth prospects and synergies expected from our acquisition of Del Mar Datatrac, Inc. may not be fully realized or may take longer to realize than expected;

•	the impact of uncertain domestic and worldwide economic conditions, including the resulting effect on residential mortgage volumes;

•	the effectiveness of our marketing and sales efforts to attract new and retain existing SaaS Encompass users and Ellie Mae Network participants;

•	our ability to enhance the features and functionality of our Encompass software and the Ellie Mae Network;

•	the level of demand for our Encompass Closer document preparation and other services we offer;

•	the timing of the introduction and acceptance of new Ellie Mae Network offerings and new on-demand services;

•	changes in mortgage originator, lender, investor or service provider behavior and any related impact on the residential mortgage industry;

•	interruptions in Ellie Mae Network service, our hosted Encompass software and any related impact on our reputation;

•	our ability to successfully manage our growth and any future acquisitions of businesses, solutions or technologies;

•	the timing of future acquisitions of businesses, solutions or technologies and new product launches;

•	changes in government regulation affecting Ellie Mae Network participants or our business, and potential structural changes in the U.S. residential mortgage industry;

•	our ability to protect the confidential information of our Encompass users, Ellie Mae Network participants and their respective customers;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to compete effectively in a highly competitive market and adapt to technological changes;

•	our ability to protect our intellectual property, including our proprietary Encompass software; and

•	costs associated with defending intellectual property infringement and other claims.

In addition, the words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances included and incorporated by reference in this prospectus, any accompanying prospectus supplement or free writing prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

All of the forward-looking statements are qualified in their entirety by reference to the factors listed above and those discussed under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement or free writing prospectus or in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus or any accompanying prospectus supplement. In addition, there may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to us at the time those statements are made. All of our forward-looking statements, including those included and incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus, are qualified in their entirety by this statement.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should carefully read this prospectus, any accompanying prospectus supplement or free writing prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds that we receive from the sale of the securities for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. Our management will have broad discretion over the uses of the net proceeds that we receive.

Pending these uses, we may invest the net proceeds in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. We cannot predict whether any proceeds invested will yield a favorable return.

The specific allocations of the net proceeds that we receive from the sale of our securities will be described in the applicable prospectus supplement.

We will not receive any of the proceeds from sales of securities by selling stockholders, if any, pursuant to this prospectus, although we may pay the expenses, other than any underwriting discounts and commissions, associated with the registration and sale of those securities.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock and preferred stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and preferred stock that we or the selling stockholders may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we or the selling stockholders may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our certificate of incorporation and bylaws, as in effect at the time of any offering of securities under this prospectus.

Common Stock

We are authorized to issue 140,000,000 shares of common stock, par value $0.0001 per share, of which 21,618,795 shares were issued and outstanding as of May 30, 2012.

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares were issued and outstanding as of May 30, 2012.

Under our certificate of incorporation, our board of directors is authorized generally without further action by stockholders, to issue shares of preferred stock from time to time, in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Prior to the issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law, or the DGCL, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	dividend rights and rates;

•	voting rights;

•	conversion terms;

•	rights and terms of redemption (including sinking fund provisions);

•	redemption prices;

•	dissolution;

•	terms concerning the distribution of assets; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the certificate of designation that describes the terms of any series of preferred stock we offer under this prospectus before the issuance of shares of that series of preferred stock. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the certificate of designation that contains the terms of the applicable series of preferred stock.

Registration Rights

We are party to an investors’ rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Demand Registration Rights

The holders of at least 25% of the shares subject to registration rights under the agreement can, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover at least that number of shares with a reasonably expected aggregate offering price that equals or exceeds $5.0 million. If we determine that it would be seriously detrimental to us for a registration statement to be filed and it is therefore essential to defer such registration, we have the right to defer such registration, not more than once in any 12 month period, for a period of up to 120 days.

Piggyback Registration Rights

In the event that we propose to register the offer and sale of any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of registration rights under the agreement will be entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, debt securities or corporate reorganizations, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of the registration rights under the agreement can make a written request that we register the offer and sale of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $500,000. We will not be required to effect a registration on Form S-3 if we have effected one such registration in a given 12 month period, and we will not be required to effect any further registrations on Form S-3 after we have effected four such registrations that have been declared or ordered effective.

We will pay the registration expenses, subject to certain specified exceptions, of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described above. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, six years following the completion of our initial public offering on April 20, 2011 or when that stockholder is able to sell all of its shares under Rule 144 of the Securities Act during any three-month period.

Anti-Takeover Provisions

The following paragraphs summarize certain provisions of the DGCL and our certificate of incorporation and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our certificate of incorporation and bylaws, copies of which are on file with the SEC and are exhibits to documents previously filed by us. See “Where You Can Find More Information.”

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders.

Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our certificate of incorporation and bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent

The transfer agent for our common stock is Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, Minnesota 55075, (800) 468-9716 or (651) 450-4064.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “ELLI”.

DESCRIPTION OF THE DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Wilmington Trust, National Association as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Ellie Mae,” “we,” “our,” or “us” refer to Ellie Mae, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange; and

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or DTC, or a nominee of DTC (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee of DTC. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Ellie Mae) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4).

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of law provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 10.10)

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•

the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Ellie Mae.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF THE UNITS

We may issue units consisting of our common stock or preferred stock, debt securities and/or warrants to purchase any of these securities in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or collectively, global securities. The global securities will be deposited with, or on behalf of DTC and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of up to 1,000,000 shares of our common stock that were issued and outstanding, or that are issuable upon exercise of options to acquire common stock that were issued and outstanding, prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders originally acquired the shares of our common stock included in this prospectus through (i) a private placement of our common stock to one of our founders in 1997, (ii) private placements of our convertible preferred stock between 1997 and 2001, all of which shares were converted into shares of our common stock in connection with our initial public offering in 2011, (iii) the exercise of warrants acquired through private placements in 2001 and (iv) the exercise of stock options granted in 2000, 2002 and 2005 under the Ellie Mae, Inc. 1999 Stock Option and Incentive Plan, in 2007 under the Ellie Mae, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, in 2010 under the Ellie Mae, Inc. 2009 Stock Option and Incentive Plan, as amended, and in 2011 under the Ellie Mae, Inc. 2011 Equity Incentive Award Plan.

Information about the selling stockholders, where applicable, including their identities, the amount of shares of common stock owned by each selling stockholder prior to the offering, the number of shares of our common stock to be offered by each selling stockholder and the amount of common stock to be owned by each selling stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We, or selling stockholders, may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us and/or the selling stockholders, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or selling stockholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the securities that may be offered by us will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters relating to the issuance of the shares of common stock that may be offered by the selling stockholders will be passed upon for the selling stockholders by Richards, Layton & Finger, P.A., Wilmington, Delaware. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge in the Investor Relations section of our website, which is located at ir.elliemae.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2012 Annual Meeting of Stockholders, filed with the SEC on April 4, 2012);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 filed with the SEC on May 10, 2012;

•	our Current Reports on Form 8-K filed with the SEC on May 18, 2012 and May 31, 2012 (Item 3.01 only); and

•	the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-35140) filed with the SEC on May 31, 2012.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. In case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was later filed. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Any such request may be made by writing or telephoning us at the following address or phone number:

Ellie Mae, Inc.

Attn: Secretary

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

Telephone: (925) 227-7000

These documents are also available in the Investor Relations section of our website, which is located at ir.elliemae.com, and as described under “Where You Can Find Additional Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

3,101,638 Shares

Ellie Mae, Inc.

Common Stock

                , 2012

William Blair	JMP Securities

Needham & Company	Oppenheimer & Co.	D.A. Davidson & Co.	Wunderlich Securities